Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Second Quarter 2022 Financial Results

•	Second Quarter 2022 Revenues of $755.0 Million, Up 6% Compared to $711.5 Million in Prior Year Quarter

•	Second Quarter 2022 EPS of $1.43, Down 19% Compared to $1.77 in Prior Year Quarter; Second Quarter 2022 Adjusted EPS of $1.43, Down 18% Compared to $1.74 in Prior Year Quarter

•	Reaffirms 2022 Guidance

Washington, D.C., July 28, 2022 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the quarter ended June 30, 2022.

Second quarter 2022 revenues of $755.0 million increased $43.5 million, or 6.1%, compared to revenues of $711.5 million in the prior year quarter. Excluding the estimated negative impact from foreign currency translation (“FX”), revenues increased $65.5 million, or 9.2%, compared to the prior year quarter. Acquisition-related revenues contributed $4.7 million during the quarter. The increase in revenues was primarily due to higher demand and realized rates in Corporate Finance & Restructuring and higher realized rates in Forensic and Litigation Consulting, which was partially offset by lower realization and demand in Economic Consulting. Net income of $51.4 million compared to $62.8 million in the prior year quarter. Net income declined compared to the prior year quarter, as the increase in revenues was more than offset by higher selling, general and administrative (“SG&A”) and compensation expenses, which included the impact of a 9.4% increase in billable headcount. Adjusted EBITDA of $76.2 million, or 10.1% of revenues, compared to $92.3 million, or 13.0% of revenues, in the prior year quarter.

Second quarter 2022 earnings per diluted share (“EPS”) of $1.43 compared to $1.77 in the prior year quarter. Second quarter 2021 EPS included a $3.1 million fair value remeasurement of acquisition-related contingent consideration, which increased EPS by $0.09 and $2.4 million of non-cash interest expense related to the Company’s 2.0% convertible senior notes due 2023, which decreased EPS by $0.06. Second quarter 2022 Adjusted EPS of $1.43 compared to Adjusted EPS of $1.74 in the prior year quarter. Second quarter 2021 Adjusted EPS excluded the fair value remeasurement and non-cash interest expense.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “Our solid results this quarter reflect the strength of our underlying business, together with our commitment to invest heavily to attract and support talented professionals to extend our global footprint and ensure we are able to continuously deliver on our clients’ ever-evolving needs.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $35.0 million for the quarter ended June 30, 2022 compared to $125.6 million for the quarter ended June 30, 2021. The year-over-year decrease in net cash provided by operating activities was largely due to an increase in compensation, primarily related to headcount growth, higher operating expenses and income tax payments, as well as a decrease in cash collections compared to the same period in the prior year.

Cash and cash equivalents of $255.7 million at June 30, 2022 compared to $256.9 million at June 30, 2021 and $271.1 million at March 31, 2022. Total debt, net of cash, of $60.5 million at June 30, 2022 compared to $159.4 million at June 30, 2021 and $60.1 million at March 31, 2022.

There were no share repurchases during the quarter ended June 30, 2022. As of June 30, 2022, approximately $164.0 million remained available for common stock repurchases under the Company’s stock repurchase authorization.

Second Quarter 2022 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $46.1 million, or 20.0%, to

$277.1 million in the quarter compared to $231.0 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $52.3 million, or 22.7%, compared to the prior year quarter. Acquisition-related revenues contributed $3.6 million in the quarter. The increase in revenues was primarily due to higher demand and realized rates for transactions, business transformation and restructuring services compared to the prior year quarter. Adjusted Segment EBITDA of $55.0 million, or 19.8% of segment revenues, compared to $40.2 million, or 17.4% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of an 8.4% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $13.5 million, or 9.0%, to $164.2 million in the quarter compared to $150.7 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $16.3 million, or 10.8%, compared to the prior year quarter. Acquisition-related revenues contributed $1.1 million in the quarter. The increase in revenues was primarily due to higher demand for health solutions services and higher realized rates for investigations services compared to the prior year quarter. Adjusted Segment EBITDA of $16.7 million, or 10.2% of segment revenues, compared to $18.0 million, or 11.9% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher compensation, which includes the impact of a 7.9% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment decreased $19.3 million, or 10.5%, to $164.0 million in the quarter compared to $183.3 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues decreased $12.2 million, or 6.6%, compared to the prior year quarter. The decrease in revenues was primarily due to lower demand for merger and acquisition (“M&A”)-related antitrust services and lower realization for non-M&A-related antitrust services, primarily related to revenue deferrals, which was partially offset by higher demand for non-M&A-related antitrust services compared to the prior year quarter. Adjusted Segment EBITDA of $21.6 million, or 13.2% of segment revenues, compared to $30.7 million, or 16.7% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was due to lower revenues and higher SG&A expenses, which was partially offset by lower variable compensation expenses compared to the prior year quarter.

Technology

Revenues in the Technology segment decreased $0.9 million, or 1.1%, to $77.8 million in the quarter compared to $78.6 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $1.1 million, or 1.4%, compared to the prior year quarter. The increase in revenues was primarily due to increased demand for information governance, privacy and security and investigations services, which was partially offset by lower demand for litigation and M&A-related “second request” services compared to the prior year quarter. Adjusted Segment EBITDA of $8.4 million, or 10.8% of segment revenues, compared to $18.5 million, or 23.5% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher compensation, which includes the impact of an 18.2% increase in billable headcount and an increase in as-needed contractors, as well as higher SG&A expenses compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased $4.0 million, or 6.0%, to $71.9 million in the quarter compared to $67.8 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $7.9 million, or 11.7%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for corporate reputation services compared to the prior year quarter. Adjusted Segment EBITDA of $11.5 million, or 16.0% of segment revenues, compared to $13.5 million, or 19.9% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher compensation, which includes the impact of a 13.7% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

2022 Guidance

The Company is reaffirming its full year 2022 revenue guidance of between $2.920 billion and $3.045 billion. The Company is also reaffirming its full year 2022 EPS guidance of between $6.40 and $7.20. The Company does not currently expect Adjusted EPS to differ from EPS.

Second Quarter 2022 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss second quarter 2022 financial results at 9:00 a.m. Eastern Time on Thursday, July 28, 2022. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 7,000 employees located in 30 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $2.78 billion in revenues during fiscal year 2021. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by (used in) operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, environmental, social and governance (“ESG”)-related issues, climate change-related matters, scientific and technological developments, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections will result or be achieved. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of the COVID-19 pandemic and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 24, 2022 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$255,730	$494,485
Accounts receivable, net	905,548	754,120
Current portion of notes receivable	29,773	30,256
Prepaid expenses and other current assets	100,668	91,166

Total current assets	1,291,719	1,370,027
Property and equipment, net	144,053	142,163
Operating lease assets	198,893	215,995
Goodwill	1,227,837	1,232,791
Intangible assets, net	28,613	31,990
Notes receivable, net	55,230	53,539
Other assets	56,823	54,404

Total assets	$3,003,168	$3,100,909

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$165,455	$165,025
Accrued compensation	357,222	507,556
Billings in excess of services provided	48,217	45,535

Total current liabilities	570,894	718,116
Long-term debt, net	314,337	297,158
Noncurrent operating lease liabilities	218,001	236,026
Deferred income taxes	167,797	170,612
Other liabilities	101,520	95,676

Total liabilities	1,372,549	1,517,588

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding 34,540 (2022) and 34,333 (2021)	345	343
Additional paid-in capital	499	13,662
Retained earnings	1,805,485	1,698,156
Accumulated other comprehensive loss	(175,710)	(128,840)

Total stockholders’ equity	1,630,619	1,583,321

Total liabilities and stockholders’ equity	$3,003,168	$3,100,909

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended June 30,
	2022	2021

	(Unaudited)
Revenues	$754,992	$711,486

Operating expenses
Direct cost of revenues	520,080	490,722
Selling, general and administrative expenses	167,940	133,930
Amortization of intangible assets	2,737	2,854

	690,757	627,506

Operating income	64,235	83,980

Other income (expense)
Interest income and other	2,994	(912)
Interest expense	(2,448)	(5,294)

	546	(6,206)

Income before income tax provision	64,781	77,774
Income tax provision	13,353	14,992

Net income	$51,428	$62,782

Earnings per common share—basic	$1.52	$1.88

Weighted average common shares outstanding—basic	33,790	33,458

Earnings per common share—diluted	$1.43	$1.77

Weighted average common shares outstanding—diluted	35,909	35,374

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$(40,679)	$5,807

Total other comprehensive income (loss), net of tax	(40,679)	5,807

Comprehensive income	$10,749	$68,589

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Six Months Ended June 30,
	2022	2021

	(Unaudited)
Revenues	$1,478,612	$1,397,763

Operating expenses
Direct cost of revenues	1,013,184	959,146
Selling, general and administrative expenses	316,911	260,476
Amortization of intangible assets	5,005	5,655

	1,335,100	1,225,277

Operating income	143,512	172,486

Other income (expense)
Interest income and other	2,647	122
Interest expense	(5,090)	(10,091)

	(2,443)	(9,969)

Income before income tax provision	141,069	162,517
Income tax provision	30,320	35,239

Net income	$110,749	$127,278

Earnings per common share—basic	$3.29	$3.80

Weighted average common shares outstanding—basic	33,705	33,470

Earnings per common share—diluted	$3.10	$3.61

Weighted average common shares outstanding—diluted	35,778	35,218

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$(46,870)	$565

Total other comprehensive income (loss), net of tax	(46,870)	565

Comprehensive income	$63,879	$127,843

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

	(Unaudited)		(Unaudited)
Net income	$51,428	$62,782	$110,749	$127,278
Add back:
Remeasurement of acquisition-related contingent consideration	—	(3,130)	—	(3,130)
Non-cash interest expense on convertible notes	—	2,380	—	4,728
Tax impact of non-cash interest expense on convertible notes	—	(619)	—	(1,229)

Adjusted Net Income	$51,428	$61,413	$110,749	$127,647

Earnings per common share — diluted	$1.43	$1.77	$3.10	$3.61
Add back:
Remeasurement of acquisition-related contingent consideration	—	(0.09)	—	(0.09)
Non-cash interest expense on convertible notes	—	0.07	—	0.13
Tax impact of non-cash interest expense on convertible notes	—	(0.01)	—	(0.03)

Adjusted earnings per common share — diluted	$1.43	$1.74	$3.10	$3.62

Weighted average number of common shares outstanding—diluted	35,909	35,374	35,778	35,218

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended June 30, 2022 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$51,428
Interest income and other							(2,994)
Interest expense							2,448
Income tax provision							13,353

Operating income	$50,935	$15,014	$20,439	$4,930	$10,633	$(37,716)	$64,235
Depreciation and amortization	1,708	1,448	1,207	3,435	654	736	9,188
Amortization of intangible assets	2,307	245	—	—	185	—	2,737

Adjusted EBITDA	$54,950	$16,707	$21,646	$8,365	$11,472	$(36,980)	$76,160

Six Months Ended June 30, 2022 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$110,749
Interest income and other							(2,647)
Interest expense							5,090
Income tax provision							30,320

Operating income	$100,989	$30,556	$40,382	$15,173	$25,467	$(69,055)	$143,512
Depreciation and amortization	3,374	2,915	2,459	6,555	1,333	1,459	18,095
Amortization of intangible assets	4,127	493	—	—	385	—	5,005

Adjusted EBITDA	$108,490	$33,964	$42,841	$21,728	$27,185	$(67,596)	$166,612

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended June 30, 2021 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$62,782
Interest income and other							912
Interest expense							5,294
Income tax provision							14,992

Operating income	$40,103	$16,492	$29,204	$15,340	$12,198	$(29,357)	$83,980
Depreciation and amortization	1,317	1,286	1,495	3,178	558	770	8,604
Amortization of intangible assets	1,884	224	—	—	745	1	2,854
Remeasurement of acquisition-related contingent consideration	(3,130)	—	—	—	—	—	(3,130)

Adjusted EBITDA	$40,174	$18,002	$30,699	$18,518	$13,501	$(28,586)	$92,308

Six Months Ended June 30, 2021 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$127,278
Interest income and other							(122)
Interest expense							10,091
Income tax provision							35,239

Operating income	$74,402	$44,498	$54,436	$33,899	$21,318	$(56,067)	$172,486
Depreciation and amortization	2,570	2,538	2,842	6,217	1,097	1,501	16,765
Amortization of intangible assets	3,771	398	—	—	1,484	2	5,655
Remeasurement of acquisition-related contingent consideration	(3,130)	—	—	—	—	—	(3,130)

Adjusted EBITDA	$77,613	$47,434	$57,278	$40,116	$23,899	$(54,564)	$191,776

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount

	(in thousands)					(at period end)
Three Months Ended June 30, 2022 (Unaudited)
Corporate Finance & Restructuring	$277,067	$54,950	19.8%	62%	$471	1,769
Forensic and Litigation Consulting	164,248	16,707	10.2%	56%	$360	1,509
Economic Consulting	164,041	21,646	13.2%	70%	$477	935
Technology (1)	77,782	8,365	10.8%	N/M	N/M	507
Strategic Communications (1)	71,854	11,472	16.0%	N/M	N/M	877

	$754,992	$113,140	15.0%			5,597

Unallocated Corporate		(36,980)

Adjusted EBITDA		$76,160	10.1%

Six Months Ended June 30, 2022 (Unaudited)
Corporate Finance & Restructuring	$530,396	$108,490	20.5%	62%	$458	1,769
Forensic and Litigation Consulting	318,144	33,964	10.7%	56%	$357	1,509
Economic Consulting	330,018	42,841	13.0%	71%	$476	935
Technology (1)	158,266	21,728	13.7%	N/M	N/M	507
Strategic Communications (1)	141,788	27,185	19.2%	N/M	N/M	877

	$1,478,612	$234,208	15.8%			5,597

Unallocated Corporate		(67,596)

Adjusted EBITDA		$166,612	11.3%

Three Months Ended June 30, 2021 (Unaudited)
Corporate Finance & Restructuring	$230,971	$40,174	17.4%	59%	$456	1,632
Forensic and Litigation Consulting	150,746	18,002	11.9%	60%	$344	1,399
Economic Consulting	183,306	30,699	16.7%	75%	$524	884
Technology (1)	78,646	18,518	23.5%	N/M	N/M	429
Strategic Communications (1)	67,817	13,501	19.9%	N/M	N/M	771

	$711,486	$120,894	17.0%			5,115

Unallocated Corporate		(28,586)

Adjusted EBITDA		$92,308	13.0%

Six Months Ended June 30, 2021 (Unaudited)
Corporate Finance & Restructuring	$457,174	$77,613	17.0%	59%	$456	1,632
Forensic and Litigation Consulting	301,567	47,434	15.7%	60%	$350	1,399
Economic Consulting	352,579	57,278	16.2%	75%	$504	884
Technology (1)	158,105	40,116	25.4%	N/M	N/M	429
Strategic Communications (1)	128,338	23,899	18.6%	N/M	N/M	771

	$1,397,763	$246,340	17.6%			5,115

Unallocated Corporate		(54,564)

Adjusted EBITDA		$191,776	13.7%

N/M	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2022	2021

	(Unaudited)
Operating activities
Net income	$110,749	$127,278
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	18,095	16,765
Amortization and impairment of intangible assets	5,005	5,655
Acquisition-related contingent consideration	133	(1,130)
Provision for expected credit losses	8,752	8,236
Share-based compensation	12,050	12,190
Amortization of debt discount and issuance costs and other	1,068	5,685
Deferred income taxes	2,713	9,802
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(180,737)	(138,838)
Notes receivable	(1,985)	8,921
Prepaid expenses and other assets	(810)	6,728
Accounts payable, accrued expenses and other	13,854	(13,518)
Income taxes	(14,834)	6,695
Accrued compensation	(147,209)	(88,024)
Billings in excess of services provided	4,425	(7,471)

Net cash used in operating activities	(168,731)	(41,026)

Investing activities
Payments for acquisition of businesses, net of cash received	(6,698)	(9,833)
Purchases of property and equipment and other	(25,637)	(27,696)

Net cash used in investing activities	(32,335)	(37,529)

Financing activities
Borrowings under revolving line of credit	165,000	292,500
Repayments under revolving line of credit	(165,000)	(192,500)
Purchase and retirement of common stock	(3,098)	(46,133)
Share-based compensation tax withholdings and other	(14,827)	(7,475)
Payments for business acquisition liabilities	(4,161)	(7,496)
Deposits and other	4,887	602

Net cash provided by (used in) financing activities	(17,199)	39,498

Effect of exchange rate changes on cash and cash equivalents	(20,490)	979

Net decrease in cash and cash equivalents	(238,755)	(38,078)
Cash and cash equivalents, beginning of period	494,485	294,953

Cash and cash equivalents, end of period	$255,730	$256,875

FTI CONSULTING, INC.

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$35,047	$125,558	$(168,731)	$(41,026)
Purchases of property and equipment	(13,028)	(19,724)	(25,635)	(27,725)

Free Cash Flow	$22,019	$105,834	$(194,366)	$(68,751)